Exhibit 10.18

AURION BIOTECH, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of February 9, 2024, by and between BANC OF CALIFORNIA, a California state-chartered bank (“Bank”), and AURION BIOTECH, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP (except for (a) non-compliance with FAS 123R in monthly reporting and

(b) in the case of unaudited financial statements, the absence of footnotes and subject to year-end audit adjustments). The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Non-Formula Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, (A) Borrower may request Non-Formula Advances in an aggregate outstanding principal amount not to exceed the Non-Formula Revolving Line, less any amounts reserved under the Ancillary Services Sublimit, and (B) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Non-Formula Revolving Maturity Date, at which time all Non-Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Non-Formula Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires a Non- Formula Advance, Borrower will notify Bank (which notice shall be irrevocable) by email (or, if permitted by Bank, through the use of an E-System) no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers) on the Business Day that the Non-Formula Advance is to be made. Each such notification shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Non-Formula Advances under this Agreement based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Non-Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, losses, costs, and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Non-Formula Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii) Ancillary Services Sublimit. Subject to the terms and conditions of this Agreement, at any time and from time to time from the date hereof through the Business Day immediately prior to the Non-Formula Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limits of Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Non-Formula Revolving Line will be reduced by (i) the Letter of Credit Exposure, (ii) the aggregate limits of corporate credit card services provided to Borrower, (iii) the applicable Foreign Exchange Reserve Percentage, and (iv) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Non-Formula Advances any amounts that become due or owing to Bank or for which Bank becomes liable in connection with the provision of Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.

(iv) Collateralization of Obligations Extending Beyond Maturity. Borrower shall take such actions as Bank may request to cause its obligations with respect to any Ancillary Services to be secured to Bank’s satisfaction as of the Non-Formula Revolving Maturity Date. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Non-Formula Revolving Maturity Date, then, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

2.2 Overadvances. If the aggregate amount of the outstanding Non-Formula Advances exceeds the Non-Formula Revolving Line at any time, Borrower shall immediately pay to Bank, in Cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Non-Formula Advances. Except as set forth in Section 2.3(b), the Non-Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) the Prime Rate then in effect or (B) four and twenty-five hundredths percent (4.25%).

(b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. After the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.

(c) Payments. Interest under the Non-Formula Revolving Line shall be due and payable in arrears on the first calendar day of each month during the term hereof. Borrower authorizes Bank, at Bank’s option, to charge all interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts at Bank or against the Non-Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360- day year for the actual number of days elapsed.

2.4 Crediting Payments. So long as an Event of Default does not exist, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such application of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date (after applying the good faith deposit previously received from Borrower in the amount of $25,000); and, after the Closing Date, all Bank Expenses, as and when they become due.

(b) Success Fee. Upon a Success Fee Event, a fee equal to

(i) if Bank has made any Credit Extension under this Agreement, then the product of (A) the highest aggregate principal amount of Credit Extensions outstanding at any time on or before the Success Fee Event, multiplied by (B) 0.03; and

(ii) if Bank has not made any Credit Extension under this Agreement, then One Hundred Twelve Thousand Five Hundred Dollars ($112,500)

(such fee, the “Success Fee”). This Section 2.5(b) shall survive any termination of this Agreement. If this Agreement is terminated prior to payment of the Success Fee, Borrower shall give Bank written notice of the first Success Fee Event to occur thereafter and pay the Success Fee upon the closing of such Success Fee Event.

(c) Early Termination Fee. Upon the termination of this Agreement at any time prior to December 31, 2025, whether in connection with acceleration, prepayment in full, or otherwise, a nonrefundable fee equal to Two Hundred Fifty Thousand Dollars ($250,000). This Section 2.5(c) shall survive any termination of this Agreement.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a) this Agreement, duly executed by Borrower;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) Borrower shall have opened one or more deposit accounts with Bank and funded not less than $50,000 into such accounts;

(e) current SOS Reports indicating that, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(f) current financial statements, including audited statements for Borrower’s fiscal year ended December 31, 2022, together with an unqualified opinion on such financial statements; company-prepared consolidated and consolidating balance sheets, income statements, and statements of cash flows for each of the preceding twelve months; and such other updated financial information as Bank may reasonably request;

(g) a current Compliance Certificate in accordance with Section 6.2;

(h) evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank;

(i) a Borrower Information Certificate;

(j) a legal opinion from Borrower’s counsel; and

(k) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1 above and is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) if the requested Credit Extension would cause the Quarterly Reporting Condition to no longer be met, Bank’s receipt of the monthly financial reporting required by Section 6.2 of this Agreement as if such Credit Extension was then outstanding, at least three Business Days before the date of the requested Credit Extension;

(c) Borrower shall have transferred substantially all of its Cash into operating accounts held with Bank and shall otherwise be in compliance with Section 6.6 hereof;

(d) in Bank’s sole discretion, there has not been a Material Adverse Effect; and

(e) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects), and no Event of Default shall have occurred and be continuing or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first-priority security interest in the presently existing Collateral and will constitute a valid, first-priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property (except, in each case, for Permitted Liens and Permitted Transfers). Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third-party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (x) subject to Section 7.11 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (y) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on such chattel paper acceptable to Bank indicating that Bank has a security interest in such chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnity obligations) are outstanding. Borrower shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrower will deliver to Bank (a) on the Closing Date, the certificate or certificates for any then-certificated Shares, and (b) with respect to any Shares uncertificated as of the Closing Date, promptly upon certification, the certificate or certificate for the Shares, in each case accompanied by an instrument of assignment duly governing the Shares. Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and may cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default has occurred and is continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon notice from Bank to Borrower following the occurrence and during the continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized by Borrower, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the United States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made to the extent required by GAAP. Except as set forth in the Schedule or as permitted by Section 6.6, none of Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4 Intellectual Property. Borrower is the sole owner of the intellectual property created or purchased by Borrower, except as disclosed in the Schedule and for licenses granted by Borrower in the ordinary course of business. The intellectual property created, purchased or licensed by Borrower constitutes all intellectual property necessary for the conduct of Borrower’s business as now conducted and as presently proposed to be conducted. To the best of Borrower’s knowledge, each of the Copyrights, Patents, and Trademarks created or purchased by Borrower that is material to Borrower’s business is valid and enforceable, and, except as disclosed on the Schedule, no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made in writing to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule or as notified to Bank pursuant to Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and Borrower’s exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Article 10 hereof or as otherwise notified to Bank pursuant to Section 7.2.

5.6 Litigation. Except as set forth in the Schedule or as notified to Bank pursuant to Section 6.2(a)(v), there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency that would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by

Borrower to Bank or otherwise submitted to Bank fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, including without limitation Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except (a) as disclosed on the Schedule, (b) as Borrower has notified Bank pursuant to Section 6.9 or (c) with respect to licenses of over-the- counter software that is commercially available to the public, Borrower is not a party to, nor is bound by, any material license or similar agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or similar agreement or other property, other than this Agreement or the other Loan Documents.

5.13 Shares. Borrower has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to, the Shares. The Shares have been and will remain duly authorized and validly issued and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened (in writing) suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by Borrower is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership controlled by Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any report, certificate, or written statement furnished or submitted to Bank taken together with all such reports, certificates, and written statements furnished or submitted to Bank contained, at the time so furnished or submitted, any untrue statement of a material fact or omitted to state, at the time so furnished or submitted, a material fact necessary to make the statements contained in such reports, certificates, or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Except as permitted by Section 7.3, Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, including without limitation all Environmental Laws, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates; Collateral Audits.

(a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company-prepared consolidated and consolidating balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; provided that, if the Quarterly Reporting Condition is then being met, then Borrower may provide such financial statements quarterly within 45 days after the end of each calendar quarter; (ii) as soon as available, but in any event within 270 days after the end of each of Borrower’s fiscal years, audited (or such other level of review as Borrower’s Board of Directors requires) consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with, if audited, an unqualified opinion (other than a qualification as to going concern due to Borrower’s projected need for additional funding to continue operations) on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) an annual budget (which shall include a balance sheet, income statement, and statement of cash flows for each calendar month), approved by Borrower’s Board of Directors, for each of Borrower’s fiscal years as soon as available but not later than 45 days after the beginning of such fiscal year; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt, in each case, in their capacities as such, and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by an independent certified public accounting firm regarding Borrower’s management control systems; (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (viii) promptly upon Bank’s request, and otherwise as Borrower may determine, informal updates on any material developments with Borrower.

(b) Within 30 days after the last day of each month, Borrower shall deliver to Bank (i) a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, (ii) a report of such operating metrics as Bank may reasonably request, in a form acceptable to Bank, and (iii) account statements prepared as of the last day of the applicable month for all of Borrower’s bank accounts held outside Bank.

(c) As soon as possible and in any event within three calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to

Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action that Borrower has taken or proposes to take with respect thereto.

(d) Bank (through any of its officers, employees or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount of, condition of, or any other matter relating to the Collateral.

Borrower may deliver to Bank on an electronic basis any certificates, reports, requests or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by, or on behalf of, a Responsible Officer. Borrower shall include a submission date on any certificates, statements, and reports to be delivered electronically.

Any submission by Borrower of a Compliance Certificate or other financial statement pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (v) as of the date of such Compliance Certificate, financial statement, or request, the information and calculations set forth therein are true and correct in all material respects; (w) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Certificate or financial statement, as applicable; (x) as of the date of such submission, no Event of Default has occurred and is continuing; and (y) all representations and warranties, other than any representations or warranties that are made as of a specific date in Article 5, remain true and correct in all material respects as of the date of such submission, except as noted in such Compliance Certificate, financial statement, or request, as applicable.

6.3 Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects (ordinary wear and tear excepted) except for Inventory and Equipment (a) sold in the ordinary course of business and (b) for which adequate reserves have been made to the extent required by GAAP, in all cases in the United States. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving Inventory having a book value of more than $250,000.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A., and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5 Insurance. Borrower, at its expense, shall (a) keep the Collateral insured against loss or damage, and (b) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to that of Borrower. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies of insurance including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace or repair the property subject to the claim; provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first-priority security interest (subject to Permitted Liens); provided further that, if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Beginning seven (7) days after the Closing Date and continuing at all times thereafter, Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, all of its and their non-operating Cash in accounts with Bank or Bank’s affiliates. Beginning sixty (60) days after the Closing Date and at all times thereafter, Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, all of its and their operating Cash in accounts with Bank or Bank’s affiliates. Of the total Cash held by Borrower in accounts with Bank and Bank’s affiliates, at least 25% must be held in depository, operating, or insured cash sweep accounts with Bank. Notwithstanding the foregoing, (a) Borrower may maintain (i) Cash in an aggregate amount not to exceed the Outside Cash Allowance in accounts outside Bank, so long as such accounts are subject to an account control agreement in form and substance satisfactory to Bank at all times on and after the date 30 days after the Closing Date, and (ii) the cash collateral accounts with JPMorgan listed in the Schedule securing reimbursement rights with respect to letters of credit issued by JPMorgan outstanding on the Closing Date, and (b) the Japanese Subsidiary may maintain Cash in accounts outside Bank subject to the limitations of Section 7.13. In addition, Borrower shall transition substantially all of its credit card and foreign exchange business to Bank within forty-five (45) days after the Closing Date, and the letters of credit issued by JP Morgan outstanding on the Closing Date must be cancelled or allowed to expire by the earlier of (x) their stated expiration as of the Closing Date and (y) twelve months after the Closing Date.

6.7 Financial Covenants. Borrower shall maintain the financial covenant in Section 6.7(a) below at all times during a Covenant Measurement Period. In addition, the financial covenant in Section 6.7(a) below will be tested on a pro forma basis immediately prior to Bank honoring a Loan Advance/Paydown Request Form that, if honored, would trigger a Covenant Measurement Period.

(a) Minimum Cash.

(i) Borrower shall maintain a balance of Cash at Bank of not less than Five Million Dollars ($5,000,000) (the “Minimum Cash Threshold”), tested on a continuous basis. Borrower acknowledges and agrees that any request by Borrower, or any person authorized by Borrower to issue instructions on Borrower’s accounts at Bank, to transfer funds out of Bank in an amount that would cause Borrower’s balance of Cash at Bank to be less than the amount required by this Section 6.7(a) shall constitute an immediate Event of Default.

(ii) Clause (i) above will not be tested during the period beginning on the date on which Bank receives from Borrower an Acceptable Term Sheet and ending on the earlier of (A) sixty (60) days after such date and (B) the date on which Borrower actually receives the proceeds of the transaction contemplated by such Acceptable Term Sheet. Notwithstanding the preceding sentence, an immediate violation of this Section 6.7(a) will occur if, during such 60-day period, the party or parties that issued the Acceptable Term Sheet rescinds the Acceptable Term Sheet or if any party to the Acceptable Term Sheet is no longer diligently pursuing the transaction contemplated by the Acceptable Term Sheet and Borrower did not satisfy the Minimum Cash Threshold at all times during that period.

6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or similar agreement (other than (i) agreements with respect to over-the-counter software that is commercially available to the public and (ii) any amendments, restatements, supplements or modifications to the license agreements disclosed on the Schedule pursuant to Section 5.12), Borrower shall (a) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition, and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9 Creation/Acquisition of Subsidiaries. In the event that Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) to cause such New Subsidiary to become either (i) a co-borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or (ii) a secured guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (b) to grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership to the extent constituting Collateral held by Borrower or such Subsidiary in any such New Subsidiary.

6.10 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank has any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution (other than accounts permitted by Section 6.6), other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 10 days’ prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 60 consecutive days; suffer a change on its board of directors that results in the failure of at least one partner of Deerfield Management or its Affiliates to serve as a voting member without the prior written consent of Bank, which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; or Divide.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) if Borrower is a party to such merger or consolidation, Borrower is the surviving entity; or (b) the Obligations (other than inchoate indemnity obligations) are repaid in full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity. Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any investment banker, business broker, or similar Person to attempt to facilitate a merger or acquisition of Borrower or the sale of all or substantially all of Borrower’s assets (any such agreement, an “Investment Banker Agreement”) unless (w) no Event of Default exists when such Investment Banker Agreement is entered into by Borrower, (x) such Investment Banker Agreement does not give the counterparty the right, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, to claim any fee, payment or damages from any parties, in each case, that would rank senior to Bank’s claim on the proceeds, and (y) Borrower provides a copy of the Investment Banker Agreement to Bank within 5 Business Days of execution.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except (i) Indebtedness to Bank and (ii) Indebtedness refinanced pursuant to clause (k) of the definition of Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property, (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment, (c) lessors of real property with respect to customary anti- assignment or anti-subletting provisions in leases or other contracts, (d) JPMorgan in connection with the cash collateral accounts maintained with JPMorgan to secure reimbursement obligations with respect to letters of credit outstanding on the Closing Date or (e) any restriction or covenant so long as such restriction or covenant does not prohibit the granting of a Lien in favor of Bank) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (a) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to Borrower, (c) pay dividends or distributions solely in capital stock and redeem, retire or purchase capital stock in exchange for capital stock, (d) convert any of its convertible securities into equity securities pursuant to the terms of such convertible securities or otherwise in exchange thereof or in connection with the exercise of warrants or options, and (e) pay de minimis cash in lieu of the issuance of fractional shares.

7.7 Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to, any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Bank or as permitted by Section 6.6 or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower (other than customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by any Subsidiary of Borrower and restrictions requiring minimum reserves of cash or other deposits, in each case, imposed under applicable law or imposed by customers of any Subsidiary of Borrower under contracts entered into the ordinary course of business).

7.8 Capitalized Expenditures. Make Capitalized Expenditures in excess of (i) $1,250,000 in the aggregate in the fiscal year ending December 31, 2024, and (ii) $500,000 in the aggregate in any fiscal year thereafter of Borrower.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person, (b) the sale of Borrower’s equity securities in bona fide transactions with Borrower’s existing investors that do not result in a Change in Control, (c) Subordinated Debt financings with Borrower’s existing investors, (d) transactions constituting Permitted Investments or permitted by Section 7.6 of this Agreement that expressly contemplate Affiliates as Investment recipients or contract counterparties, and (e) compensation and benefit arrangements approved by Borrower’s board of directors.

7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent, except, in each case, in accordance with the terms of the applicable subordination, intercreditor or similar agreement to which Bank is a party.

7.11 Inventory and Equipment. Beginning sixty (60) days after the Closing Date and at all times thereafter, (a) store Inventory or Equipment of a book value in excess of $500,000 with a bailee, warehouseman, collocation facility, or similar third party unless such third party has been notified of Bank’s security interest and Bank has received a bailee waiver in favor of Bank, in form and substance reasonably satisfactory to Bank, duly executed by Borrower and such third party; or (b) with respect to any leased or licensed real property, store Collateral of a book value in excess of $500,000 unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver, in form and substance reasonably satisfactory to Bank, duly executed by Borrower and such landlord.

7.12 No Investment Company; Margin Regulation. Become required to register as an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.13 Transfers to Japanese Subsidiary; Cash at Japanese Subsidiary. (a) Make any Investments in or Transfer any assets to the Japanese Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding Ten Million Dollars ($10,000,000) (or its equivalent in other currencies) per fiscal year to fund the Japanese Subsidiary’s operating expenses incurred in the ordinary course of business; or (b) permit the Japanese Subsidiary to maintain cash in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (or its equivalent in other currencies), except that the Japanese Subsidiary may maintain cash in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (or its equivalent in other currencies) for up to ten consecutive Business Days, so long as (x) amounts above One Million Five Hundred Thousand Dollars ($1,500,000) (or its equivalent in other currencies) are spent on commercialization expenses within that ten-consecutive-Business-Day period and (y) the Japanese Subsidiary never maintains cash in excess of Five Million Dollars ($5,000,000) (or its equivalent in other currencies).

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary depository) or 6.7 (financial covenants) of this Agreement or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within such 10-day period or cannot after diligent attempts by Borrower be cured within such 10-day period and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and, in each case, the same is not paid or discharged within 10 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided, further, that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If (a) there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000, or (ii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) occurs with respect to any Subordinated Debt and is not cured within any applicable cure period;

8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money (not covered by independent third party insurance compliant with Section 6.6 as to which liability has been accepted by such insurance carrier) in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any report, certificate or other writing delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, an entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g) set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i) sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(j) credit bid and purchase Collateral at any public sale;

(k) apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l) any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Non-Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them, and Bank may release, modify, or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel, or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrower or to Bank, as the case may be, at its address set forth below:

If to Borrower:	Aurion Biotech, Inc.
117 E Louisa Street, Suite 561
Seattle, WA 98102-3203
Attn: [Omitted]
Email: [Omitted]

If to Bank:	Banc of California
555 S. Mangum Street, Suite 1000
Durham, North Carolina 27701 Attn: [Omitted]
Email: [Omitted]

with a copy to:	Banc of California
555 S. Mangum Street, Suite 1000
Durham, North Carolina 27701
Attn: [Omitted]
Email: [Omitted]

The parties hereto may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York, without regard to the choice of law principles that might otherwise apply, shall govern the validity, construction, enforcement and interpretation of this Agreement.

Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions, and similar proceedings arising with respect to this Agreement or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Article 11 is not enforceable, then any dispute, controversy, claim, action, or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief or to compel arbitration in accordance with this Article 11. The costs and expenses of the arbitration, including without limitation the arbitrator’s fees, expert witness fees, and reasonable attorneys’ fees incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify, and hold harmless Bank and its officers, directors, employees, Affiliates, advisors, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees, and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement or otherwise (including without limitation reasonable attorneys’ fees and expenses), except, in each case, for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts; Electronic Transmission; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of this Agreement or the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate, or accept such contract or record.

12.7 Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or so long as Bank has any obligation to make any Credit

Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality and Publicity.

(a) Borrower shall not, and shall not permit any of its Subsidiaries to:

(i) publish or disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (ii) use Bank’s name (or the name of any of its Affiliates) in any external communication in connection with its operations or business.

(b) In handling any confidential information, Bank shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information furnished to Bank on a confidential basis clearly identified at the time of delivery as such (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than Borrower and that is not known to Bank to be subject to confidentiality obligations; provided that Bank and its Affiliates shall have the right to disclose Confidential Information to the following parties (in the case of clauses (i)-(vi) below, to the extent (x) disclosed in the ordinary course of business or (y) that such parties have a need to know such information, and are subject to substantially similar confidentiality obligations as the obligation herein): (i) such Person’s Affiliates; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services, and rating agencies; (iv) any successor or assign of Bank; (v) any Person to whom Bank offers to sell, assign, or transfer any Credit Extension or any part thereof or any interest or participation therein; (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, (B) as may be required in connection with the examination, audit, or similar investigation of Bank, (C) in response to any subpoena or other legal process or informal investigative demand, (D) in connection with any litigation, or (E) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document. The obligations of Bank and its Affiliates under this Section 12.8 shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.

12.9 E-Systems. Bank is hereby authorized by Borrower to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Credit Extensions and other matters incidental thereto. Without limiting the generality of the foregoing, Bank is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents, and similar items, by posting to or submitting and/or completion, on

E-Systems. Borrower acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure, and abuse, and Borrower assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms and conditions posted or referenced in such E-System (or such terms and conditions as may be updated from time to time, including on such E-System) and related contractual obligations executed by Borrower in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS-IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY BANK OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AURION BIOTECH, INC.

By:	/s/ David Rostov

Name:	David Rostov

Title:	Chief Financial Officer

BANC OF CALIFORNIA

By:	/s/ Rilus Graham

Name:	Rilus Graham

Title:	Managing Director

[Signature Page to Loan and SecurityAgreement]

EXHIBIT A

DEFINITIONS

“Acceptable Term Sheet” means a signed term sheet (A) that has been accepted by Borrower’s board of directors, (B) for the sale or issuance of Borrower’s equity or convertible Subordinated Debt securities (and in the case of convertible Subordinated Debt securities, to Borrower’s then- existing equity investors), (C) that provides for Borrower to receive gross cash proceeds of at least Fifty Million Dollars ($50,000,000) from such sale or issuance, (D) that contemplates the required proceeds being received within sixty (60) days after the date of such term sheet, and (E) that otherwise contains terms and is issued by investors reasonably acceptable to Bank.

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns greater than 10% or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Ancillary Services” means any products or services requested by Borrower and approved by Bank under the Non-Formula Revolving Line, including, without limitation, corporate credit card services, FX Contracts, Letters of Credit, or other treasury management services.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Non-Formula Revolving Line not to exceed $1,500,000.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house counsel or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing, and labor costs as they relate to inventory, and capitalized cash expenditures for software development.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction (other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (a) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 25-9-406 and 25-9-408 of the Code), (b) is property for which the granting of a security interest therein is contrary to applicable law, provided that, upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956, or (d) is property (including any attachments, accessions, or replacements) that is subject to a Lien that is permitted pursuant to clauses (a) and (c) of the definition of “Permitted Liens”, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another Person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired, or held.

“Covenant Measurement Period” means any time when a Credit Extension is outstanding.

“Credit Extension” means each Non-Formula Advance, the use of the Ancillary Services Sublimit, or any other extension of credit by Bank, to or for the benefit of Borrower hereunder.

“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.

“Environmental Laws” means all laws, rules, regulations, orders, and the like issued by any federal, state, local, foreign, or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive, or radioactive materials, asbestos, or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“E-System” means any electronic system approved by Bank, including any Internet or extranet- based site, whether such electronic system is owned, operated, or hosted by Bank, any of its Affiliates, or any other Person, providing for access to data protected by passcodes or other security system, or otherwise used to facilitate communication between Borrower and Bank with respect to the Loan Documents.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its reasonable discretion from time to time.

“FX Contracts” means contracts between Borrower and Bank for foreign exchange transactions.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations (but excluding any leases that would be characterized as an operating lease prior to the effectiveness of Accounting Standards Codification 842, Leases and any interpretations thereof), and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Patents, and Trademarks;

(b) any and all trade secrets and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired, or held;

(c) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired, or held;

(d) any and all claims for damages by way of past, present, and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) all licenses or other rights to use any Copyrights, Patents, or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) all amendments, renewals, and extensions of any Copyrights, Patents, or Trademarks; and

(g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest, or other securities) any Person or any loan, advance, or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Japanese Subsidiary” means Aurion Biotech Japan Limited Liability Company, an entity formed under the laws of Japan.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes a Non-Formula Advance under the terms of this Agreement.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument, or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) Borrower’s interest in, or the value, perfection, or priority of Bank’s security interest in, the Collateral, taken as a whole.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Non-Formula Advance” or “Non-Formula Advances” means a cash advance or cash advances under the Non-Formula Revolving Line.

“Non-Formula Revolving Line” means a Credit Extension of up to $25,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit); except that

(a) if Borrower achieves the Tranche II Milestone, then the term “Non-Formula Revolving Line” will instead mean a Credit Extension of up to $35,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit); and

(b) if Borrower achieves the Tranche III Milestone, then the term “Non-Formula Revolving Line” will instead mean a Credit Extension of up to $45,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit).

“Non-Formula Revolving Maturity Date” means December 31, 2026; except that if Borrower receives, after the Closing Date but on or before December 31, 2026, at least $100,000,000 in gross cash proceeds from the sale or issuance of Borrower’s equity securities (which $100,000,000 is exclusive of and in addition to funds received in satisfaction of the Tranche II Milestone and Tranche III Milestone funding requirements set forth in subsection (c) of those respective terms), then the term “Non-Formula Revolving Maturity Date” will instead mean December 31, 2027.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Outside Cash Allowance” means

(a) when no Credit Extensions are outstanding, the lesser of

(i) twenty percent (20%) of Borrower’s aggregate Cash, or

(ii) $10,000,000; and

(b) when any Credit Extension is outstanding, the lesser of

(i) twenty percent (20%) of Borrower’s aggregate Cash, or

(ii) $5,000,000.

“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $250,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness that constitutes a Permitted Investment;

(g) Indebtedness incurred with corporate credit card providers other than Bank during the period ending 60 days after the Closing Date in an aggregate outstanding principal amount not to exceed $100,000;

(h) Indebtedness consisting of guarantees by Borrower of obligations of its Subsidiaries that do not constitute Indebtedness, not to exceed $1,000,000 in the aggregate at any time;

(i) other Indebtedness in an aggregate outstanding principal amount not to exceed $250,000 at any time; and

(j) extensions, refinancings, and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” means:

(a) Investments existing on the Closing Date and disclosed in the Schedule;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year, except that Investments in the Japanese Subsidiary will instead be governed by Section 7.13;

(e) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this clause (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;

(i) Investments permitted under Section 7.3;

(j) Investments consisting of deposit accounts maintained with banks other than Bank, so long as such accounts are permitted by Section 6.6;

(k) Investments arising from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

(l) other Investments in an aggregate amount not to exceed $250,000 per fiscal year.

“Permitted Liens” means:

(a) any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b) Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c) Liens securing Indebtedness not to exceed $250,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) and any additions, accessions or improvements thereon, acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and any additions, accessions or improvements thereon and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase;

(e) Liens arising from judgments, decrees, or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or Section 8.7 (judgments);

(f) Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral;

(g) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(h) Liens to secure payment of workers’ compensation, employment insurance, old- age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i) leases or subleases granted in the ordinary course of business;

(j) Banker’s liens, rights of set-off and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses, provided that Borrower and its Subsidiaries are permitted to maintain such accounts pursuant to Section 6.6;

(k) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(l) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(m) deposits to secure the performance of bids, tenders, trade contracts, leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business not representing an obligation for borrowed money and not exceeding $500,000 in the aggregate at any time.

“Permitted Transfer” means the conveyance, sale, lease, transfer, or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out, surplus, or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d) grants of security interests and other Liens that constitute Permitted Liens;

(e) uses of cash and Cash Equivalents in a manner not prohibited by this Agreement;

(f) abandonment or lapse of any Intellectual Property that is not material to the business of the Borrower and its Subsidiaries; and

(g) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year, except that Transfers to the Japanese Subsidiary will instead be governed by Section 7.13.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Quarterly Reporting Condition” means that either (a) no Credit Extensions are outstanding, or (b) Borrower’s total Cash exceeds 125% of the principal amount of outstanding Credit Extensions. Borrower’s total Cash will be determined (x) with respect to Borrower’s accounts at Bank or Bank’s affiliates, based on the real-time balance of Cash in such accounts, and (y) with respect to Borrower’s accounts outside Bank, based on the most recent balances indicated in the reporting delivered in accordance with Section 6.2(b) of this Agreement.

“Responsible Officer” means each of the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President of Finance, the Controller and the Chief Legal Officer of Borrower, as well as any other officer or employee identified as an

Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means 100% (or, 65% if the grant of a security interest in a greater percentage of such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956) of the issued and outstanding capital stock, membership units, or other securities owned or held of record by Borrower in any Subsidiary of Borrower.

“SOS Reports” means the official reports from the Secretaries of State of the state where Borrower’s chief executive office is located, the state of Borrower’s formation, and other applicable federal, state, or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership, or limited liability company or joint venture in which (a) any general partnership interest or (b) more than 50% of the stock, limited liability company interest, or joint venture of which by the terms thereof having ordinary voting power to elect the board of directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Success Fee Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of Borrower and its Subsidiaries taken as a whole, (b) any reorganization, consolidation, merger or sale of the voting securities of Borrower or any other transaction where the holders of Borrower’s voting securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) the sale or issuance of Borrower’s, Borrower’s parent entity’s or its Subsidiary’s equity securities in connection with an initial public offering, an alternative public offering, a reverse merger, or any similar transaction in which Borrower, Borrower’s parent entity or its Subsidiary receives cash proceeds from such sale or issuance and Borrower, Borrower’s parent entity’s or its Subsidiary’s equity securities may thereafter be traded in a public market. For purposes of clarity, future private sales of preferred equity, common equity or convertible securities by Borrower, Borrower’s parent entity or any Subsidiary shall not be considered a Success Fee Event as long as the voting securities threshold in clause (b) directly above has not been reached.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tranche II Milestone” means Bank’s receipt of evidence reasonably satisfactory to Bank that each of the following events has occurred:

(a) Borrower achieves positive Topline Phase 1/2 data for AURN001 as confirmed in writing by the Board of Directors of Borrower;

(b) verbal confirmation of continued investor support by Borrower’s lead investor; and

(c) Borrower’s receipt, after the Closing Date, of at least $50,000,000 in gross cash proceeds from the sale or issuance of Borrower’s equity or convertible Subordinated Debt securities (and in the case of convertible Subordinated Debt securities, to Borrower’s then-existing equity investors).

“Tranche III Milestone” means Bank’s receipt of evidence reasonably satisfactory to Bank that each of the following events has occurred:

(a) completion of the Tranche II Milestone;

(b) the dosing of the first patient in a Phase 3a trial for AURN001; and

(c) Borrower’s receipt, after the Closing Date, of at least $75,000,000 in gross cash proceeds from the sale or issuance of Borrower’s equity or convertible Subordinated Debt securities (and in the case of convertible Subordinated Debt securities, to Borrower’s then-existing equity investors), exclusive of and in addition to the equity or convertible Subordinated Debt proceeds received in satisfaction of the Tranche II Milestone.

EXHIBIT B

DEBTOR: AURION BIOTECH, INC.

SECURED PARTY: BANC OF CALIFORNIA

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing, or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically and effective as of February 9, 2024 include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE / PAYDOWN REQUEST FORM

EXHIBIT D

COMPLIANCE CERTIFICATE

Execution Version

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”), dated as of October 25, 2024 is executed and delivered by AURION BIOTECH, INC., a Delaware corporation (“Borrower”), and BANC OF CALIFORNIA, a California state-chartered bank (“Bank”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to those terms in the Loan Agreement (as defined below).

RECITALS

a. Borrower and Bank are parties to that certain Loan and Security Agreement dated as of February 9, 2024 (the “Original Agreement”).

b. From and after the date hereof, Borrower and Bank desire to supplement the terms and provisions of the Original Agreement as provided herein. The Original Agreement as amended hereby and as the same may be hereafter supplemented, amended, modified or restated from time to time is hereinafter referred to as the “Loan Agreement.”

NOW, THEREFORE, in consideration of the promises herein contained, and for other good and valuable consideration (the receipt, sufficiency and adequacy of which are hereby acknowledged), the parties hereto (intending to be legally bound) hereby agree as follows:

1. Incorporation. The foregoing preamble and recitals are incorporated herein by this reference.

2. Amendments. The Loan Agreement is hereby amended, as follows:

(a) A new clause (d) is hereby added to the end of Section 2.5 of the Loan Agreement as follows:

(d) Second Early Termination Fee. Upon the termination of this Agreement at any time following the First Amendment Effective Date and on or before the Non-Formula Revolving Maturity Date, whether in connection with acceleration, prepayment in full, or otherwise, a nonrefundable fee equal to One Hundred Thousand Dollars ($100,000). This Section 2.5(d) shall survive any termination of this Agreement.

(b) Section 6.7(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Minimum Cash.

(i) Borrower shall maintain a balance of Cash at Bank of not less than the Minimum Cash Threshold, tested on a continuous basis. Borrower acknowledges and agrees that any request by Borrower, or any person authorized by Borrower to issue instructions on Borrower’s accounts at Bank, to transfer funds out of Bank in an amount that would cause Borrower’s balance of Cash at Bank to be less than the amount required by this Section 6.7(a) shall constitute an immediate Event of Default.

(ii) Prior to the Tranche III Trigger Date, clause (i) above will not be tested during the period beginning on the date on which Bank receives from Borrower an Acceptable Term Sheet and ending on the earlier of (A) sixty (60) days after such date and (B) the date on which Borrower actually receives the proceeds of the transaction contemplated by such Acceptable Term Sheet. Notwithstanding the preceding sentence, an immediate violation of this Section 6.7(a) will occur if, during such 60-day period, the party or parties that issued the Acceptable Term Sheet rescinds the Acceptable Term Sheet or if any party to the Acceptable Term Sheet is no longer diligently pursuing the transaction contemplated by the Acceptable Term Sheet and Borrower did not satisfy the Minimum Cash Threshold at all times during that period.

(c) The following defined terms in Exhibit A of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Non-Formula Revolving Line” means a Credit Extension of up to $25,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit); except that

(a) if Borrower achieves the Tranche II Milestone, then the term “Non-Formula Revolving Line” will instead mean a Credit Extension of up to $35,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit); and

(b) if Borrower achieves the Tranche III Milestone, then the term “Non-Formula Revolving Line” will instead mean a Credit Extension of up to $50,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit).

“Non-Formula Revolving Maturity Date” means December 31, 2026; except that if Borrower receives, after the Closing Date but on or before December 31, 2026, at least $100,000,000 in gross cash proceeds from the sale or issuance of Borrower’s equity securities (which $100,000,000 is exclusive of and in addition to funds received in satisfaction of the Tranche III Milestone funding requirement set forth in subsection (c) of such defined term), then the term “Non-Formula Revolving Maturity Date” will instead mean December 31, 2027.

“Tranche II Milestone” means Bank’s receipt of evidence reasonably satisfactory to Bank that each of the following events has occurred:

(a) Borrower achieves positive Topline Phase 1/2 data for AURN001 as confirmed in writing by the Board of Directors of Borrower; and

2

(b) following Borrower’s satisfaction of clause (a), verbal confirmation of continued investor support by Deerfield Management Company.

“Tranche III Milestone” means Bank’s receipt of evidence reasonably satisfactory to Bank that each of the following events has occurred:

(a) completion of the Tranche II Milestone;

(b) the dosing of the first patient in a Phase 3a trial for AURN001; and

(c) Borrower’s receipt, after the First Amendment Effective Date, of at least $75,000,000 in gross cash proceeds from the sale or issuance of Borrower’s equity or convertible Subordinated Debt securities.

(d) The following defined terms are hereby added to Exhibit A of the Loan Agreement in the appropriate alphabetical order as follows:

“First Amendment Effective Date” means October 25, 2024.

“Minimum Cash Threshold” means Five Million Dollars ($5,000,000), provided, that, on the Tranche III Trigger Date and at all times thereafter, the term “Minimum Cash Threshold” will instead mean Ten Million Dollars ($10,000,000).

“Tranche III Trigger Date” means, following Borrower’s satisfaction of the Tranche III Milestone, the first day on which Borrower’s outstanding Obligations under the Non-Formula Revolving Line exceed Thirty-Five Million Dollars ($35,000,000) in the aggregate.

3. Representations and Warranties. Borrower hereby represents and warrants to Bank, which representations and warranties shall survive the execution and delivery hereof, that: (a) this Amendment is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and (b) except as otherwise set forth below, each of the representations and warranties contained in the Loan Agreement, as well as all other representations and warranties contained in the other Loan Documents, are true and correct in all material respects to the extent required under the Loan Agreement (provided that those representations and warranties expressly referring to another date are true and correct in all material respects as of such date, and provided further that any representation and warranty that contains a materiality qualification therein is true and correct in all respects).

4. Successors and Assigns. This Amendment shall be binding upon Borrower’s and Bank’s successors and assigns and shall inure to the benefit of Borrower’s and Bank’s successors and assigns. No other person or entity shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment. Borrower may not

3

assign or transfer any of their rights or obligations under this Amendment without the prior written consent of Bank.

5. Severability; Construction. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but, if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment. All obligations of Borrower and rights of Bank expressed herein shall be in addition to and not in limitation of those provided by applicable law.

6. Counterparts; Facsimile and Other Electronic Transmission. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute for all purposes effective delivery thereof. Electronic records of this executed Amendment maintained by Bank shall be deemed to be originals.

7. GOVERNING LAW. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND BE CONSTRUED, ENFORCED AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

8. WAIVER OF JURY TRIAL. BANK AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. ALL DISPUTES, CONTROVERSIES, CLAIMS, ACTIONS AND SIMILAR PROCEEDINGS ARISING WITH RESPECT TO THIS AMENDMENT OR ANY RELATED AGREEMENT OR TRANSACTION SHALL BE BROUGHT IN THE GENERAL COURT OF JUSTICE OF NORTH CAROLINA SITTING IN DURHAM COUNTY, NORTH CAROLINA OR THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA, EXCEPT AS PROVIDED BELOW WITH RESPECT TO ARBITRATION OF SUCH MATTERS. IF THE JURY WAIVER SET FORTH IN THIS SECTION IS NOT ENFORCEABLE, THEN ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN WILL BE FINALLY SETTLED BY BINDING ARBITRATION IN DURHAM COUNTY, NORTH CAROLINA IN ACCORDANCE WITH THE THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN

4

ACCORDANCE WITH SAID RULES. THE ARBITRATOR SHALL APPLY NORTH CAROLINA LAW TO THE RESOLUTION OF ANY DISPUTE, WITHOUT REFERENCE TO RULES OF CONFLICTS OF LAW OR RULES OF STATUTORY ARBITRATION. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. NOTWITHSTANDING THE FOREGOING, THE PARTIES MAY APPLY TO ANY COURT OF COMPETENT JURISDICTION FOR PRELIMINARY OR INTERIM EQUITABLE RELIEF OR TO COMPEL ARBITRATION IN ACCORDANCE WITH THIS PARAGRAPH. THE EXPENSES OF THE ARBITRATION, INCLUDING THE ARBITRATOR’S FEES, REASONABLE ATTORNEYS’ FEES AND EXPERT WITNESS FEES, INCURRED BY THE PARTIES TO THE ARBITRATION MAY BE AWARDED TO THE PREVAILING PARTY, IN THE DISCRETION OF THE ARBITRATOR, OR MAY BE APPORTIONED BETWEEN THE PARTIES IN ANY MANNER DEEMED APPROPRIATE BY THE ARBITRATOR. UNLESS AND UNTIL THE ARBITRATOR DECIDES THAT ONE PARTY IS TO PAY FOR ALL (OR A SHARE) OF SUCH EXPENSES, ALL PARTIES SHALL SHARE EQUALLY IN THE PAYMENT OF THE ARBITRATOR’S FEES AS AND WHEN BILLED BY THE ARBITRATOR.

9. Conditions to Effectiveness. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) a Borrower Information Certificate for Borrower;

(d) current SOS Reports indicating that with respect to Borrower, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(e) payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

(f) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

AURION BIOTECH, INC.

By:	/s/ Greg Kunst
Name:	Greg Kunst
Title:	Chief Executive Officer

BANK:

BANC OF CALIFORNIA

By:	/s/ Steve Kent
Name:	Steve Kent
Title:	Vice President – Client Manager
Life Sciences | Venture Banking

[Signature Page to First Amendment to Loan and Security Agreement]